                                                                    EXHIBIT 11.1



                  CALCULATION OF NET INCOME PER COMMON SHARE
                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                         For the three months               For the six months
                                                            ended June 30,                    ended June 30,
                                                         --------------------               ------------------
                                                           1996        1995                   1996       1995
                                                         --------    --------               --------   -------


Net income............................................   $ 5,235     $   463                $ 8,951    $ 4,070

Dividends paid on preferred stock.....................       765           -                  1,531          -
                                                         -------     -------                -------    -------
Amount available to common shareholders...............   $ 4,470     $   463                $ 7,420    $ 4,070
                                                         =======     =======                =======    =======
Weighted average number of common
  shares outstanding..................................    30,652      29,079                 30,474     29,035
                                                         =======     =======                =======    =======
Net income per common share...........................   $  0.15     $  0.02                $  0.24    $  0.14
                                                         =======     =======                =======    =======

           CALCULATION OF WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
                                (IN THOUSANDS)

                                                         For the three months               For the six months
                                                            ended June 30,                    ended June 30,
                                                         --------------------               ------------------
                                                           1996        1995                   1996       1995
                                                         --------    --------               --------   -------



Shares outstanding from beginning of
  period..............................................    28,253      27,789                 28,150     27,722

451 and 554 stock options and warrants
  exercised in the three months and
  six months ended June 30, 1996,
  respectively........................................       261           -                    186          -

123 and 190 stock options exercised in
  the three months and six months
  ended June 30, 1995, respectively...................         -          46                      -         86

Common stock equivalents of stock
  options /1/.........................................     2,138       1,244                  2,138      1,227
                                                         -------     -------                -------    -------
                                                          30,652      29,079                 30,474     29,035
                                                         =======     =======                =======    =======

/1/ The calculation of common stock equivalents of stock options and warrants is based on the "Treasury Method" as detailed in Accounting Principles Board Opinion No. 15.